LOGICVISION, INC.

EXCHANGE OFFER
CERTAIN OUTSTANDING STOCK OPTIONS FOR
NEW STOCK OPTIONS

The exchange offer and withdrawal rights expire at
5:00 p.m., U.S. Eastern Time, on March 8, 2007,
unless the exchange offer is extended.

     LogicVision, Inc. is offering to exchange “eligible options” held by each “eligible employee” for new stock options.

  “Eligible options” are all outstanding stock options with an exercise price per share greater than $1.48 that were granted under either of the following plans (the “Option Plans”):

    LogicVision, Inc. Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”); and

    LogicVision, Inc. 1994 Flexible Stock Incentive Plan (the “1994 Plan”).

  “Eligible employee” is each person who:

    holds eligible options;

    is an employee of LogicVision or one if its subsidiaries on the date this exchange offer is made; and

    continues to be an employee of LogicVision or one if its subsidiaries, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment, on the date this exchange offer expires.

     The commencement date of this exchange offer is February 7, 2007. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer and in the related Election Form included with this exchange offer. You are not required to accept this exchange offer. If you choose to tender an eligible option grant in exchange for a new option, you must tender the entire eligible option grant but need not tender other eligible option grants.

     See “Risk Factors” beginning on page 8 for a discussion of risks and uncertainties that you should consider before tendering your eligible options.

     Shares of our common stock are quoted on the NASDAQ Global Market under the symbol “LGVN.” On February 6, 2007, the closing price of our common stock as reported on the NASDAQ Global Market was $1.09 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

     You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to LogicVision, Inc., 25 Metro Drive, San Jose, California 95110, Attention: Bruce M. Jaffe, Phone: (408) 453-0146, Email: optionexchange@logicvision.com.

IMPORTANT

If you wish to tender your eligible options for exchange, you must complete and sign the Election Form and deliver it to LogicVision so that it is received before 5:00 p.m., U.S. Eastern Time, on March 8, 2007 (or such later date as may apply if this exchange offer is extended), by one of the following means:

     Via Mail or Courier
     LogicVision, Inc.
     25 Metro Drive
     San Jose, California 95110
     Attention: Bruce M. Jaffe
     Phone: (408) 453-0146

     Via Facsimile
     LogicVision, Inc.
     Attention: Bruce M. Jaffe
     Fax No.: (408) 573-7640

     By Hand or Interoffice Mail
     Attention: Bruce M. Jaffe

     Via Email
     optionexchange@logicvision.com

You do not need to return your stock option agreements for your eligible options to participate in this exchange offer.

Although our board of directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of this Exchange Offer”) of this exchange offer. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible options in the exchange offer. You must make your own decision whether to tender your eligible options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this exchange offer. LogicVision, Inc., which we refer to in this document as “we,” “us,” the “Company” or “LogicVision,” encourages you to carefully read the remainder of this exchange offer and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics in this summary.

Q.1.   Why are we making this exchange offer?

We believe the exchange offer is an effective means of recognizing employee contributions to our success and aligning employee and stockholder interests. Stock options have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward LogicVision’s growth and success. However, substantially all of our employees hold stock options with exercise prices that exceed the current market price of our common stock. These options are commonly referred to as being “underwater.” Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The exchange offer is intended to address this situation. See Section 2 (“Purpose of this Exchange Offer”) for more information.

Q.2.   What securities are we offering to exchange?

We are offering eligible employees a one-time opportunity to exchange some or all of their options with an exercise price per share greater than $1.48 for new options with an exercise price per share equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the grant date of the new option. Outstanding options with an exercise price per share less than or equal to $1.48 are not eligible to participate in this exchange offer. We are making this offer upon the terms and subject to the conditions set forth in this exchange offer and in the accompanying Election Form. See Section 1 (“Number of Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer”) for more information.

Q.3.   Who is eligible to participate in the exchange offer?

Each person who:

  holds eligible options;

  is an employee of LogicVision or one if its subsidiaries on the date this exchange offer is made; and

  continues to be an employee of LogicVision or one if its subsidiaries, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment, on the date this exchange offer expires, is eligible to participate in the exchange offer.

See Section 1 (“Number of Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer”) for more information.

Q.4.   What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer which are more fully described in Section 6 (“Conditions of this Exchange Offer.”). The exchange offer is not conditioned upon a minimum number of eligible options being tendered or a minimum number of eligible employees participating. If any of the events described in Section 6 (“Conditions of this Exchange Offer”) occurs, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

Q.5.   Are there any differences between the new options and the eligible options?

Each new option issued will have substantially the same terms and conditions as the eligible option cancelled in exchange for the new option, except as follows:

  the exercise price per share for each new option will be equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the grant date of the new option;

  each new option will have a one-year vesting period, one-half of which will vest on the date that is six months after the new option’s issuance date and the remainder vesting in equal monthly installments over the next six months, all commencing on the new option’s issuance date, so long as the holder continues to be a full-time employee of the Company; and

  for our executive officers who elect to participate in the exchange offer, the number of shares of common stock underlying their new options will be less than the number of shares of common stock underlying their eligible options.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q.6.   When will the new options vest?

Each new option will have a one-year vesting period, one-half of which will vest on the date that is six months after the new option’s issuance date and the remainder vesting in equal monthly installments over the next six months, all commencing on the new option’s issuance date, so long as the holder continues to be a full-time employee of the Company.

Q.7.   How many new options will I receive in exchange for my tendered eligible options?

Other than eligible options tendered by our five executive officers, the exchange rate in this exchange offer is one-for-one. In other words, if you validly tender eligible options for exchange, and such eligible options are accepted and cancelled, you will receive a new option to acquire the same number of shares of common stock that were subject to your eligible option at the time of the exchange. For example, if you are an eligible employee (other than our five executive officers) and you elect to exchange an eligible option to purchase 1,000 shares of our common stock, you will receive a new option to purchase 1,000 shares of our common stock.

The exchange ratio applicable to eligible options tendered by our five executive officers is one-for-1.25. As a result, each new option issued to our five executive officers will represent the right to purchase approximately 20% fewer shares than were subject to the tendered eligible option. Each of our five executive officers have informed us that they presently intend to participate in this exchange offer.

Q.8.   What will be the per share exercise price of the new options?

The per share exercise price of the new options will be equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the grant date of the new options. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the fair market value of our common stock on the grant date of the new options, as determined in good faith by our board of directors.

We cannot predict the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options. See Section 7 (“Price Range of Common Stock”) for information concerning our historical common stock prices.

Q.9.   When will my new options expire?

All new options will have an option expiration term of ten years. If your employment is terminated, the option expiration term will be shortened. See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q.10. What happens to my new options if my employment with LogicVision is terminated?

Generally, if an eligible employee’s employment with LogicVision is terminated, the new options will not continue to vest and any unvested portion of the new options will be cancelled as of the date of termination. Any vested, unexercised portion of the new options will generally be exercisable for three months after termination.

Q.11. Will my new options be incentive stock options or non-qualified stock options?

If you tender an eligible option grant that was a non-qualified stock option and your eligible option is accepted and cancelled, the new option issued to you will be a non-qualified stock option. If you tender an eligible option grant that was an incentive stock option and your eligible option is accepted and cancelled, the new option issued to you will be an incentive stock option unless federal tax rules limit this characterization. In general, federal tax rules provide that if the fair market of an incentive stock option that is exercisable in a year exceeds $100,000, the excess will be treated as non-qualified stock option. See Section 13 (“Material Tax Consequences”) for more information about non-qualified stock options and incentive stock options.

Q.12. Must I participate in this exchange offer?

No. Your participation is completely voluntary. If you choose not to participate, you will keep all of your eligible options, you will not receive any new options under the exchange offer and no changes would be made to the terms of your eligible options.

Q.13. How should I decide whether or not to exchange my eligible options for new options?

LogicVision is providing information to assist you in making your own informed decision, but is not making any recommendation as to whether you should or should not participate in the exchange offer. You may seek your own outside legal counsel, accountant or financial advisor for further advice. No one from LogicVision is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q.14. Why can’t you just grant eligible employees more options?

We designed the exchange offer to avoid the dilution in ownership to our stockholders that would result if we granted eligible employees additional options to supplement their underwater options.

Q.15. What options are eligible for exchange in this exchange offer?

All outstanding stock options granted under the Option Plans with an exercise price per share greater than $1.48 are eligible for exchange in this exchange offer. Outstanding options with an exercise price per share less than or equal to $1.48 are not eligible to participate in this exchange offer.

Q.16. How do I find out how many eligible options I have and what their exercise prices are?

The Election Form enclosed with this exchange offer includes a list of your eligible options as of the date of this exchange offer. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging onto your E*Trade account. You may contact Bruce M. Jaffe at (408) 453-0146 if you have any questions regarding your eligible options or if you encounter difficulty logging onto your E*Trade account.

Q.17. Can I exchange options that I have already fully exercised?

No. This exchange offer applies only to outstanding eligible options. An option grant that has been fully exercised is no longer outstanding.

Q.18. Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant could be exchanged under the exchange offer.

Q.19. If I choose to participate in the exchange offer, can I exchange partial eligible option grants?

No. Each new option issued through the exchange offer will only be granted if the eligible option grant is surrendered in whole. You will be able to elect to exchange as few or as many of your eligible option grants as you wish. However, if you elect to exchange an eligible option grant, you must exchange the eligible option grant in full. No partial exchanges will be permitted.

If you attempt to exchange some but not all outstanding options represented by a particular grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible options that are properly tendered.

Q.20. Can I exchange both vested and unvested eligible options?

Yes. You can exchange eligible options whether they are vested or unvested. See Question 6 for information on the vesting schedule that will apply to new options and Section 8 (“Source and Amount of Consideration; Terms of New Options”).

Q.21. What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new options?

Any eligible employees who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your eligible options and you are on an authorized leave of absence on the grant date of the new option, you will be entitled to a grant of new options on the grant date as long as eligibility requirements are still met.

Q.22. What if my employment with LogicVision ends before the expiration date of the exchange offer?

If you have tendered eligible options under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Participation in this exchange offer does not confer upon you the right to remain an employee of LogicVision or one if its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of LogicVision until the grant date for the new options.

Q.23. If I participate in this exchange offer, when will I be granted new options?

We will issue new stock option agreements promptly following the date that tendered options are accepted for exchange. The scheduled expiration date of this exchange offer is March 8, 2007, and we will accept all properly tendered eligible options promptly thereafter, unless we terminate, extend or amend this exchange offer.

Q.24. Will I owe taxes if I exchange my eligible options in this exchange offer?

The exchange of eligible options for new options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new options. You should consult your own tax advisor to determine the tax consequences, including foreign tax consequences, of tendering eligible options pursuant to this exchange offer. See Section 13 (“Material Tax Consequences”) for more information.

Q.25. What happens if, after the grant date of the new options, my new options end up being underwater?

The exchange offer is a one-time opportunity and is not expected to be offered again in the future. Your eligible options are currently valid for ten years from the date of initial grant, and your new options will be valid for ten years from their grant date, in each case subject to your continued employment. We can provide no assurance as to the possible price of our common stock at any time in the future. As such, we do not anticipate offering employees another opportunity to exchange underwater options for replacement options.

Q.26. What happens to options that I choose not to tender, or that are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on eligible options that you choose not to tender, or on eligible options that are not accepted for exchange in this exchange offer.

Q.27. If I tender eligible options in this exchange offer, am I giving up my rights to them?

Yes. When you tender your eligible options and we accept them for exchange, those eligible options will be cancelled on the expiration date of the exchange offer and you will no longer have any rights to them.

Q.28. How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 5:00 p.m., U.S. Eastern Time, on March 8, 2007. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., U.S. Eastern Time, on the next business day after the last previously scheduled or announced expiration date. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q.29. How do I tender my eligible options for exchange?

If you are an eligible employee on the date that you choose to tender your eligible options, you may tender your eligible options at any time before this exchange offer closes at 5:00 p.m., U.S. Eastern Time, on March 8, 2007.

To validly tender your eligible options, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Bruce M. Jaffe, by hand, by interoffice mail, by facsimile ((408) 573-7640), by regular or overnight mail (LogicVision, Inc., 25 Metro Drive, San Jose, California 95110), or by email (optionexchange@logicvision.com). Your eligible options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., U.S. Eastern Time, on March 8, 2007. If you miss this deadline, you will not be permitted to participate in this exchange offer.

You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine would be unlawful to accept. See Section 3 (“Procedures for Tendering Eligible Options”) for more information. Subject to our rights to extend, terminate and amend this exchange offer, we will accept all properly tendered options promptly after the scheduled expiration date, which is currently March 8, 2007.

Q.30. When and how can I withdraw previously tendered eligible options?

You may withdraw your tendered eligible options at any time before the exchange offer expires at 5:00 p.m., U.S. Eastern Time, on March 8, 2007. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the exchange offer. If we have not accepted your tendered eligible options by April 4, 2007, you will also have the right to withdraw your tendered eligible options after that date and until we accept your tendered eligible options.

To withdraw tendered eligible options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered eligible options. If you miss this deadline but remain an employee of LogicVision or one if its subsidiaries, any previously tendered eligible options will be cancelled and exchanged pursuant to this exchange offer. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 29 above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn eligible options, you may re-tender eligible options only by again following the procedures described for validly tendering options in this exchange offer as discussed in Question 29 above. See Section 4 (“Withdrawal Rights”) for more information.

Q.31. How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the expiration date of the exchange offer.

Q.32.	What will happen if I do not return my Election Form by the deadline, or if I elect not to tender my eligible options for exchange in this exchange offer?

If we do not receive your Election Form by the deadline, then all eligible options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your eligible options for exchange in this exchange offer, you do not need to do anything.

Q.33.	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional copies of this exchange offer and other exchange offer documents) to Bruce M. Jaffe, our Vice President and Chief Financial Officer, at:

Bruce M. Jaffe
Vice President and Chief Financial Officer
LogicVision, Inc.
25 Metro Drive
San Jose, California 9511
Phone: (408) 453-0146
Email: optionexchange@logicvision.com

RISK FACTORS

Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider the risks and uncertainties described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible options in the manner described in this exchange offer. In addition, we strongly urge you to read all of the materials relating to this exchange offer before deciding whether or not to tender your eligible options for exchange.

Risks Related to this Exchange Offer

If the market price of our common stock increases after the date you tender your eligible options for exchange, the new options that you receive in exchange for them might be worth less than the eligible options.

     The per share exercise price of any new options granted to you in return for your tendered eligible options will be equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the grant date. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the fair market value of our common stock on the grant date of the new options, as determined in good faith by our board of directors. Before the grant date of the new options, our common stock could increase in value, and the exercise price of the new options could be higher than the exercise price of eligible options cancelled as part of this exchange offer. In this case, you would be better off economically keeping your eligible options.

     Fluctuations in our operating results may lead to fluctuations, including increases, in our share price. Our operating results and our share price may fluctuate from period to period due to a variety of factors, including:

  Actual or anticipated variations in our quarterly and annual results of operations;

  Industry patterns and changes or cyclical and seasonal fluctuations in the markets we target;

  Timing and acceptance of new technologies, product releases or enhancements by us, our competitors or our customers;

  Fluctuations in stock market prices and volumes;

  Future issuances of common stock or other securities;

  The addition or departure of key personnel; and

  Announcements by us or our competitors of acquisitions, investments or strategic alliances.

     In addition, the NASDAQ Global Market in general, and the market for technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

Even if you elect not to participate in the exchange offer, your incentive stock options may be affected if you do not affirmatively decline the exchange offer.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the exchange offer. We also believe that the exchange offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the exchange offer. We currently anticipate that the exchange offer will not remain open for 30 days or more. However, the terms of the exchange offer allow us, at our discretion, to have the exchange offer remain open for 30 or more days and if you elect not to participate in the exchange offer in certain circumstances your existing options may be subject to unfavorable tax consequences unless you affirmatively decline the exchange offer.

     Should the exchange offer remain open for 30 days or more and you choose not to participate in the exchange offer but do not affirmatively decline the exchange offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Internal Revenue Code. Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the exchange offer. The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant, and you are continuously an employee of LogicVision or one if its subsidiaries from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The modification described above will mean that this holding period will begin again. Therefore, should (1) you choose not to participate in the exchange offer but do not affirmatively reject the exchange offer, (2) the exchange offer is held open 30 days or more, and (3) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the exchange offer and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition. You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the option price; or (2) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.

     If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences. See Section 13 (“Material Tax Consequences”) for more information.

Risks Related to Our Business

If the semiconductor industry does not adopt embedded test technology on a widespread basis, our revenues could decline and our stock price could fall.

     To date, the semiconductor industry has not adopted embedded test technology as an alternative to current testing methods on a widespread basis. If the semiconductor industry does not adopt embedded test technology widely and in the near future, our growth will be limited, our revenues could decline, and our stock price could fall. We cannot provide assurance that integrated circuit designers and design companies’ customers will accept embedded test technology as an alternative to current testing methods in the time frame we anticipate, or at all. The industry may fail to adopt embedded test technology for many reasons, including the following:

  Our current and potential customers may not accept or embrace our LV2005™ integrated family of products, our SiVision™ product or our Embedded SerDes Test product;

  Potential customers may determine that existing solutions adequately address their testing needs, or the industry may develop alternative technologies to address their testing needs;

  Potential customers may not be willing to accept the perceived delays in the early design stages associated with implementing embedded test technology in order to achieve potential time and cost savings at later stages of silicon debugging and production testing;

  Potential customers may have concerns over the reliability of embedded testing methods relative to existing test methods;

  Our existing and potential customers may react to declines in demand for semiconductors by curtailing or delaying new initiatives for new complex semiconductors or by extending the approval process for new projects, thereby lengthening our sales cycles; and

  Designers may be reluctant to take on the added responsibility of incorporating embedded test technology as part of their design process, or to learn how to implement embedded test technology.

If the industries into which we sell our products experience recession or other cyclical effects impacting our customers’ research and development budgets, our operating results could be negatively impacted.

     Our sales are dependent upon capital spending trends and new design projects, and a substantial portion of our costs is fixed in the near term. The demand from our customers is uncertain and difficult to predict. Slower growth in the semiconductor and systems markets such as postponed or canceled capital expenditures for previously planned expansions or new fabrication facility construction projects, a reduced number of design starts, reduction of design and test budgets or continued consolidation among our customers would harm our business and financial condition.

     The primary customers for semiconductors that incorporate our embedded test technology are companies in the communications, medical products, and networking, server and consumer products industries. Any significant downturn in these particular markets or in general economic conditions which result in the cutback of research and development budgets or capital expenditures would likely result in a reduction in demand for our products and services and could harm our business. If the economy declines as a result of economic, political or social turmoil, existing and prospective customers may further reduce their design budgets or delay implementation of our products, which could harm our business and operating results.

     In addition, the markets for semiconductor products are cyclical. In recent years, most countries have experienced significant economic difficulties. These difficulties triggered a significant downturn in the semiconductor market, resulting in reduced budgets for chip design tools. In addition, the electronics industry has historically been subject to seasonal and cyclical fluctuations in demand for its products, and this trend may continue in the future.

These industry downturns have been, and may continue to be, characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices. As a result, our future operating results may reflect substantial fluctuations from period to period as a consequence of these industry patterns, general economic conditions affecting the timing of orders from customers and other factors. Any negative factors affecting the semiconductor industry, including the downturns described here, could significantly harm our business, financial condition and results of operations.

We have a history of losses and an accumulated deficit of approximately $96.1 million as of December 31, 2006. If we do not generate sufficient net revenue in the future to achieve or sustain profitability, our stock price could decline.

     We have incurred significant net losses since our inception, including losses of $7.1 million, $10.0 million and $8.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. We expect our future revenues to be impacted by our long sales cycle and our revenue recognition policies, and we expect to continue to invest in our research and development projects as well as service operations required to support our business development activities. These product and business development expenditures as well as other operating expenses could continue to exceed our revenues, thus preventing us from achieving and maintaining profitability. To achieve and maintain profitability, we will need to generate and sustain substantially higher revenues while maintaining reasonable cost and expense levels. If we fail to achieve profitability within the time frame expected by securities analysts or investors and our cash balances continue to decline, the market price of our common stock will likely decline. We may not achieve profitability if our revenues do not increase or if they increase more slowly than we expect. In addition, our operating expenses are largely fixed, and any shortfall in anticipated revenues in any given period could harm our operating results.

The sales and implementation cycles for our products are typically long and unpredictable, taking from three months to one year for sales and an additional one to six months for implementation. As a result, we may have difficulty predicting future revenues and our revenues and operating results may fluctuate significantly, which could cause our stock price to fluctuate.

     Our sales cycle has ranged from three months to one year and our customers’ implementation cycle has been approximately an additional one to six months. We believe that convincing a potential customer to integrate our technology into an integrated circuit at the design stage, which we refer to as a design win, is critical to retaining existing customers and to obtaining new customers. However, acceptance of our embedded test technology generally involves a significant commitment of resources by prospective customers and a fundamental change in their method of designing and testing integrated circuits. Many of our potential customers are large enterprises that generally do not adopt new design methodologies quickly. Also, we may have limited access to the key decision-makers of potential customers who can authorize the adoption of our technology. As a result, the period between our initial contact with a potential customer and the sale of our products to that customer, if any, is often lengthy and may include delays associated with our customers’ budgeting and approval processes, as well as a substantial investment of our time and resources. We have incurred high customer engagement and support costs, including sales commissions, and the failure to manage these costs could harm our operating results.

     If we fail to achieve a design win with a potential customer early in a given product cycle, it is unlikely that the potential customer will become a customer before its next product cycle, if at all. Because of the length of our sales cycle, our failure to achieve design wins could have a material and prolonged adverse effect on our sales and revenue growth. Our revenue streams may fluctuate significantly due to the length of our sales cycle, which may make our future revenues difficult to project and may cause our stock price to fluctuate.

If a customer cancels its order or defaults on payment or if we renegotiate an existing order we may be unable to recognize revenue from backlog, which could have a material adverse effect on our financial condition and results of operations.

     A significant portion of the orders in our backlog provides customers with cancellation rights or is recognized as revenue when payment is due. In addition, some orders extend over periods ranging up to thirty-six months. If a customer cancels its order or delays its contractual payments we may not be able to realize revenue from backlog in the time frame expected or at all. Also, it is possible that customers from whom we expect to derive revenue from backlog will default, and as a result we may not be able to recognize expected revenue from backlog. If a customer defaults or fails to pay amounts owed, or if the level of defaults increases, our bad debt expense is likely to increase. Any material payment default by our customers could have a material adverse effect on our financial condition and results of operations.

Fluctuations in our revenues and operating results could cause the market price of our common stock to decline.

     Our revenues and operating results have fluctuated significantly from quarter to quarter in the past and may do so in the future, which could cause the market price of our common stock to decline. Accordingly, quarter-to-quarter comparisons of our results of operations may not be an indication of our future performance. In future periods, our revenues and results of operations may be below the estimates of public market analysts and investors. This discrepancy could cause the market price of our common stock to decline.

     Fluctuations in our revenues and operating results may be caused by:

  Timing, terms and conditions of customer agreements;

  Customers placing orders at the end of the quarter;

  The mix of our license and services revenues;

  Timing of customer usage of our technology in their product designs and the recognition of revenues therefrom when amounts are due based on design usage;

  Timing of sales commission expenses and the recognition of license revenues from related customer agreements;

  Changes in our and our customers’ development schedules and levels of expenditures on research and development;

  Industry patterns and changes or cyclical and seasonal fluctuations in the markets we target;

  Timing and acceptance of new technologies, product releases or enhancements by us, our competitors or our customers;

  Timing and completion of milestones under customer agreements; and

  Market and general economic conditions.

     Delays or deferrals in purchasing decisions by our customers may increase as we develop new or enhanced products. Our current dependence on a small number of customers increases the revenue impact of each customer’s actions relative to these factors. Our expense levels are based, in large part, on our expectations regarding future revenues, and as a result net income for any quarterly period in which material customer agreements are delayed could vary significantly from our budget projections.

The accounting rules regarding revenue recognition may cause fluctuations in our revenues independent of our order position.

     The accounting rules we are required to follow require us to recognize revenues only when certain criteria are met. As a result, for a given quarter it is possible for us to fall short in our revenues and/or earnings estimates even though total orders are according to our plan or, conversely, to meet our revenue and/or earnings estimates even though total orders fall short of our plan, due to revenues resulting from the recognition of previously deferred revenues. Orders for software support and consulting services yield revenues over multiple quarters, often rather than at the time of sale. The specific terms agreed to with a customer and/or any changes to the rules interpreting such terms may have the effect of requiring deferral of product revenues in whole or in part or, alternatively, of requiring us to accelerate the recognition of such revenues for products to be used over multiple years.

Intense competition in the semiconductor and systems industries, particularly in the design and test of semiconductors, could prevent us from increasing or sustaining our revenues and prevent us from achieving or sustaining profitability.

     The semiconductor and systems industries are extremely competitive and characterized by rapidly changing technology. The market for embedded test solutions is still evolving, and we expect competition to become more intense in the future. Our current principal competitors in the design phase of product development include:

  Electronic design automation providers such as Cadence Design Systems, Inc., Magma Design Automation Inc., Mentor Graphics Corporation and Synopsys, Inc., all of which offer basic builtin self-test capability;

  Smaller test tool providers;

  Potential customers that develop test solutions internally; and

  Integrated device manufacturers, such as International Business Machines Corporation, that use their own test solutions in chips manufactured for and sold to others.

     Our embedded test technology also has the potential to impact the automated test equipment market, which may place us in competition with traditional hardware tester manufacturers such as Advantest Corporation, Credence Systems Corporation, Inovys Corporation, LTX Corporation, Teradyne, Inc. and Verigy Ltd. As embedded test becomes adopted more widely in the market, any of these automated test equipment companies, or others, may offer their own embedded test solutions. Some of our competitors in electronic design automation and external test equipment businesses are significantly larger than we are and have greater financial resources, greater name recognition and longer operating histories than we have. Some of our competitors offer a more comprehensive range of products covering the entire design flow and complete external test flow, and they may be able to respond more quickly or adjust prices more effectively to take advantage of new opportunities or customer requirements. In addition, all of the tester manufacturers listed above participate in our LVReady partner program through which our embedded test access software is integrated into their test platform, which may provide them with additional insight into our business and technology. Increased competition in the semiconductor industry could result in pricing pressures, reduced sales, reduced margins or failure to achieve or maintain widespread market acceptance, any of which could prevent us from increasing or sustaining our revenues and achieving or sustaining profitability.

Our target markets are comprised of a limited number of customers. If we fail to obtain or retain customer relationships, our revenues could decline.

     We derive a significant portion of our revenues from a relatively small number of customers. Two customers accounted for approximately 21% and 16% of total revenues for the nine months ended September 30, 2006. Three customers accounted for approximately 21%, 10% and 10% of total revenues in the year ended December 31, 2005, respectively; two customers accounted for 20% and 17%, respectively, of total revenues for the year ended December 31, 2004 and two customers accounted for 15% and 11%, respectively, of total revenues for the year ended December 31, 2003. We anticipate that we will continue to rely on a limited number of customers for a substantial portion of our future revenues and we must obtain additional large orders from customers on an ongoing basis to increase our revenues and grow our business. In addition, the loss of any significant or well known customer could harm our operating results or our reputation. In particular, a loss of a significant customer could cause fluctuations in our results of operations because our expenses are fixed in the short term, it takes us a long time to replace customers and, because of required methods of revenue recognition, any offsetting license revenues may need to be recognized over a period of time.

We have relied and expect to continue to rely on our ETCreate products for a significant portion of our revenues.

     Revenues from sales of our ETCreate products and related maintenance and training services accounted for 73% of our total revenues for the nine months ended September 30, 2006, and 82%, 90% and 97% of our total revenues for the years ended December 31, 2005, 2004 and 2003, respectively. We currently expect that revenues from our ETCreate products will continue to account for a substantial percentage of our revenues in the foreseeable future and thereafter. Our future operating results are significantly dependent upon the continued market acceptance of our products. Our business will be harmed if our products do not continue to achieve market acceptance or if we fail to develop and market improvements to our products or enhancements thereof. A decline in demand for our ETCreate products as a result of competition, technological change or other factors could harm our business.

Our products incorporate technology licensed from third parties, including Nortel Networks. If any of these licenses are terminated, our ability to develop and license our products could be delayed or reduced.

     We use technology, including software, which we license from third parties. In particular, we license technology from Nortel Networks under two patents for testing embedded memories and digital systems, and we use the Nortel technology in our embedded test technology. Our license agreement with Nortel may be terminated if we materially violate the terms of the agreement, if a competitor of Nortel acquires a significant percentage of our common stock without first obtaining Nortel’s consent or if we bring patent infringement proceedings against Nortel under any patent embodied in, or acquired as a result of access to, the technology we license from Nortel. If we do not maintain our existing third party technology licenses or enter into licenses for alternative technologies, we could be required to cease or delay product shipments while we seek to develop alternative technologies.

We depend on third parties to provide electronic design automation software that is compatible with our solution. If these third parties do not continue to provide compatible design products, we would need to develop alternatives, which could delay product introductions and cause our revenues and operating results to decline.

     Our customers depend on electronic design automation software to design their products using our solution. We depend on the same software to develop our products. Although we have established relationships with a variety of electronic design automation vendors to gain access to this software and to assure compatibility, these relationships may be terminated with limited notice. If any of these relationships were terminated and we were unable to obtain alternative software in a timely manner, our customers could be unable to use our solution. In addition, we could experience a significant increase in development costs, our development process could take longer, product introductions could be delayed and our revenues and operating results could decline.

If automated test equipment companies are unwilling to work with us to make our technology compatible with theirs, we may need to pursue alternatives, which could increase the time it takes us to bring our solution to market and decrease customer acceptance of our technology.

     Although we are presently working with a number of automated test equipment companies to achieve optimal compatibility of our technologies, these companies may elect not to work with us in the future. If automated test equipment companies are unwilling to incorporate modifications into their equipment and operating systems to allow them to work with our technology, we may need to seek alternatives. These alternatives might not provide optimal levels of test function, and pursuing these alternatives could increase the time and expense it takes us to bring our technology to market, either of which could decrease customer acceptance of our technology and cause our revenues and margins to decline.

Our future success will depend on our ability to keep pace with rapid technological advancements in the semiconductor industry. If we fail to develop and introduce new products and enhancements on a timely basis, our ability to attract and retain customers could be impaired, which would cause our operating results to decline.

     The semiconductor industry is characterized by rapidly changing technology, evolving industry standards, rapid changes in customer requirements, frequent product introductions and ongoing demands for greater speed and functionality. We must continually design, develop and introduce new products with improved features to be competitive. Our products may not achieve market acceptance or adequately address the changing needs of the marketplace, and we may not be successful in developing and marketing new products or enhancements to our existing products on a timely basis.

The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete and unmarketable. We may not have the financial resources necessary to fund future innovations. If we are unable, for technical, legal, financial or other reasons, to respond in a timely manner to changing market conditions or customer requirements, our business and operating results could be seriously harmed.

Future changes in financial accounting standards, including pronouncements and interpretations of accounting pronouncements on software revenue recognition and stock-based compensation, may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

     A change in accounting policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. In particular, new pronouncements and varying interpretations of pronouncements on software revenue recognition and stock-based compensation have occurred with frequency, may occur in the future and could impact our revenues and results of operations. Required changes in our methods of revenue recognition could result in deferral of revenues recognized in current periods to subsequent periods or accelerated recognition of deferred revenues to current periods, each of which could cause shortfalls in meeting the expectations of investors and securities analysts. Our stock price could decline as a result of any shortfall.

     Accounting policies affecting many other aspects of our business, including rules relating to revenue recognition and purchase accounting for business combinations have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

We are exposed to risks from legislation requiring companies to evaluate their internal control over financial reporting.

     Section 404 of the Sarbanes-Oxley Act of 2002 will require our management to report on the effectiveness of our internal control structure and procedures for financial reporting beginning in fiscal 2007. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control structure and procedures for financial reporting beginning in fiscal 2008. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. This legislation is relatively new and neither companies nor accounting firms have significant experience in complying with its requirements. As a result, we expect to incur increased expense and to devote additional management resources to Section 404 compliance.

     In the event our chief executive officer, chief financial officer or independent registered public accounting firm determine that our internal controls over financial reporting are not effective as defined under Section 404, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional costs.

     Changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and recent SEC and NASDAQ rules and regulations are creating new duties and requirements for us and our executives, directors, attorneys and independent accountants. In order to comply with these new rules, we will have to incur additional costs for personnel and use additional outside legal, accounting and advisory services, which will increase our operating expenses. Management time associated with these compliance efforts necessarily reduces time available for other operating activities, which could adversely affect operating results. To date, our costs to comply with these rules have not been significant; however, we cannot predict or estimate the amount of future additional costs we may incur or the timing of such costs.

Our products may have errors or defects that users identify after deployment, which could harm our reputation and our business.

     Our products may contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found errors in versions of our products, and we may find errors in our products in the future. The occurrence of errors could cause sales of our products to decline, divert the attention of management and engineering personnel from our product development efforts and cause significant customer relations problems. Customer relations problems could damage our reputation, hinder market acceptance of our products and result in loss of future revenues.

We must continually attract and retain engineering personnel, or we will be unable to execute our business strategy.

     Our strategy for encouraging the adoption of our technology requires that we employ highly skilled engineers to develop our products and work with our customers. In the past, we have experienced difficulty in hiring and retaining highly skilled engineers with appropriate qualifications to support our business. As a result, our future success depends in part on our ability to identify, attract, retain and motivate qualified engineering personnel. Competition for qualified engineers is intense, especially in the Silicon Valley where our headquarters are located. If we lose the services of a significant number of our engineers and we cannot hire and integrate additional engineers, it could disrupt our ability to develop our products and implement our business strategy.

We may be unable to replace the technical, sales, marketing and managerial contributions of key individuals.

     We depend on our senior executives, and our research and development, sales and marketing personnel, who are critical to our business. We do not have long-term employment agreements with our key employees nor do we maintain a key person life insurance policy on any of our key employees. If we lose the services of any of these key executives, our product development processes and sales efforts could be slowed. We may also incur increased operating expenses and be required to divert the attention of other senior executives to search for their replacements. The integration of any executives or new personnel could disrupt our ongoing operations.

If we fail to protect our intellectual property rights, competitors may be able to use our technologies, which could weaken our competitive position, reduce our revenues or increase our costs.

     Our success and ability to compete depend largely upon the protection of our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Our pending patent applications may not result in issued patents, and our existing and future patents may not be sufficiently broad to protect our proprietary technologies. Policing unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in foreign countries where the laws may not protect our proprietary rights as fully as U.S. laws. Any patents we obtain or license may not be adequate to protect our proprietary rights. Our competitors may independently develop similar technology, duplicate our products or design around any patents issued to us or our other intellectual property rights.

     Litigation may be necessary to enforce our intellectual property rights or to determine the validity or scope of the proprietary rights of others. As a result of any such litigation, we could lose our proprietary rights and incur substantial unexpected operating costs. We may need to take legal action to enforce our proprietary rights in the future. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. In addition, failure to adequately protect our trademark rights could impair our brand identity and our ability to compete effectively.

Any dispute involving our patents or other intellectual property could include our industry partners and customers, which could trigger our indemnification obligations to them and result in substantial expense to us.

     In any dispute involving our patents or other intellectual property, our licensees could also become the target of litigation. This could trigger technical support and indemnification obligations in some of our license agreements which could result in substantial expenses. In addition to the time and expense required for us to support or indemnify our licensees, any such litigation could severely disrupt or shut down the business of our licensees, which in turn could hurt our relations with our customers and cause our revenues to decrease.

Failure to obtain export licenses could harm our business.

     We must comply with U.S. Department of Commerce regulations in shipping our software and hardware products and other technologies outside the United States. Although we have not had any significant difficulty complying with these regulations to date, any significant future difficulty in complying could harm our business, operating results and financial condition.

We have limited control over third-party representatives who market, sell and support our products in foreign markets. Loss of these relationships could decrease our revenues and harm our business.

     We offer our products and services for sale through distributors and sales representatives in China, France, Germany, Israel, Korea, Taiwan and the United Kingdom (UK). We anticipate that sales in these markets will account for a portion of our total revenues in future periods. During 2004, we appointed a new distributor in Germany. In 2005, we appointed a sales representative in Israel and distributors in France and the UK. Our third-party representatives are not obligated to continue selling our products, and they may terminate their arrangements with limited prior notice. Growing our relationship with this new distributor and sales representative, or establishing alternative distribution channels in these markets could consume substantial management time and resources, decrease our revenues and increase our expenses.

We face business, political and economic risks because a portion of our revenues and operations are outside of the United States.

     International revenues accounted for 14% of our total revenues for the nine months ended September 30, 2006, and 18%, 22% and 19% of our total revenues for the years ended December 31, 2005, 2004 and 2003, respectively. In addition to our international sales, we have operations in Canada, Japan and the UK. Our success depends upon continued expansion of our international operations, and we expect that international revenues will continue to be an important component of our total future revenues. Our international business involves a number of risks, including:

  Our ability to adapt our products to foreign design methods and practices;

  The uncertainty of international orders due to typically lengthy international selling cycles;

  Cultural differences in the conduct of business;

  Difficulty in attracting qualified personnel;

  Managing foreign branch offices and subsidiaries;

  Longer payment cycles for and greater difficulty collecting accounts receivable;

  Unexpected changes in regulatory requirements, royalties and withholding taxes that restrict the repatriation of earnings;

  Tariffs and other trade barriers;

  The burden of complying with a wide variety of foreign laws; and

  Political, economic, health or military conditions associated with worldwide conflicts and events.

     As a result of our direct selling activities in Japan, a portion of our international revenues is denominated in Japanese yen, which is subject to exposure from movements in foreign currency exchange rates. In addition, most of our remaining international revenues are denominated in U.S. dollars, creating a risk that fluctuation in currency exchange rates will make our prices uncompetitive.

To the extent that profit is generated or losses are incurred in foreign countries, our effective income tax rate may be significantly affected. Any of these factors could significantly harm our future international sales and, consequently, our revenues and overall results of operations and business and financial condition.

We may be unable to consummate future potential acquisitions or investments or successfully integrate acquired businesses or investments or foreign operations with our business, which may disrupt our business, divert management’s attention and slow our ability to expand the range of our proprietary technologies and products.

     We may expand the range of our proprietary technologies and products, acquire or make investments in additional complementary businesses, technologies or products, if appropriate opportunities arise. For example, in the fourth quarter of 2004, we completed the acquisition of SiVerion, Inc. We may be unable to identify suitable acquisition or investment candidates at reasonable prices or on reasonable terms, or consummate future acquisitions or investments, each of which could slow our growth strategy. Our acquisition of SiVerion, Inc. and any future acquisitions may involve risks such as the following:

  We may not achieve the anticipated benefits of the acquisitions;

  Our acquisition and integration costs may be higher than we anticipated and may cause our quarterly and annual operating results to fluctuate;

  We may be unable to retain key employees, such as management, technical or sales personnel, of the acquired businesses;

  We may experience difficulty and expense in assimilating the operations and personnel of the acquired businesses, which could be further affected by the acquired businesses not being located near our existing sites;

  We may incur amortization or impairment expenses if an acquisition results in significant goodwill or other intangible assets;

  We may be unable to complete the development and application of the acquired technology or products or integrate the technology or products with our own;

  We may be exposed to unknown liabilities of acquired companies;

  We may experience difficulties in establishing and maintaining uniform standards, controls, procedures and policies;

  Our relationships with key customers of acquired businesses may be impaired, due to changes in management and ownership of the acquired businesses; or

  Our stockholders may be diluted if we pay for the acquisition with equity securities.

     These factors could disrupt our ongoing business, distract our management and employees and increase our expenses or otherwise harm our operating results.

Intellectual property litigation, which is common in our industry, could be costly, harm our reputation, limit our ability to license or sell our proprietary technologies or products and divert the attention of management and technical personnel.

     The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. While we have not received formal notice of any infringement of the rights of any third party, questions of infringement in the semiconductor field involve highly technical and subjective analyses.

Litigation may be necessary in the future to enforce any patents we may receive and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, and we may not prevail in any future litigation. Any such litigation, whether or not determined in our favor or settled, could be costly, could harm our reputation and could divert the efforts and attention of our management and technical personnel from normal business operations. Adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from licensing our technology or selling our products, any of which could harm our business.

Our stock price may decline significantly because of stock market fluctuations that affect the prices of technology stocks. A decline in our stock price could result in securities class action litigation against us that could divert management’s attention and harm our business.

     The stock market has experienced significant price and trading volume fluctuations that have adversely affected the market prices of common stock of technology companies. These broad market fluctuations may reduce the market price of our common stock. In the past, securities class action litigation has often been brought against a company after periods of volatility in the market price of securities. In the future, we may be a target of similar litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources, which in turn could harm our ability to execute our business plan.

Our stock may fail to meet the requirements for continued listing on the NASDAQ Global Market, in which case the price and liquidity of our common stock may decline.

     The NASDAQ Stock Market has quantitative maintenance criteria for the continued listing of common stock on the NASDAQ Global Market, including maintaining a minimum closing bid of $1.00 per share. As of December 31, 2006, we were in compliance with all NASDAQ Global Market listing requirements. Recently, our stock price has declined and has, at times, traded below $1.00 per share. If the closing bid price of our common stock falls and remains below $1.00 per share for 30 consecutive days, our common stock may not remain listed on the NASDAQ Global Market. If we fail to maintain continued listing on the NASDAQ Global Market and must move to a market with less liquidity, our financial condition could be harmed and our stock price would likely decline. If we are delisted, it could have a material adverse effect on the market price of, and the liquidity of the trading market for, our common stock.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could prevent us from growing.

     We believe that our existing cash resources and available debt financing will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, the timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, including:

  The level and timing of license and service revenues;

  The costs and timing of expansion of product development efforts and the success of these development efforts;

  The extent to which our existing and new products gain market acceptance;

  The costs and timing of expansion of sales and marketing activities;

  Competing technological and marketing developments;

  The extent of international operations;

  The need to adapt to changing technologies and technical requirements;

  The costs involved in maintaining and enforcing patent claims and other intellectual property rights;

  The existence of opportunities for expansion and for acquisitions of, investments in, complementary businesses, technologies or product lines; and

  Access to and availability of sufficient management, technical, marketing and financial personnel.

     If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain debt financing. The sale of additional equity securities or debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. If adequate funds are not available or are not available on acceptable terms, this would significantly limit our ability to hire, train or retain employees, support our expansion, take advantage of unanticipated opportunities such as acquisitions of businesses or technologies, develop or enhance products, or respond to competitive pressures.

THIS OFFER

Section 1.  Number of Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer.

     Upon the terms and subject to the conditions of this exchange offer, we are making an offer to eligible employees to exchange some or all of their eligible options which are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Options”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of the exchange offer and cancelled in this exchange offer for new options with an exercise price equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the grant date of the new options. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the fair market value of our common stock on the grant date of the new options, as determined in good faith by our board of directors.

     “Eligible options” are all outstanding stock options with an exercise price per share greater than $1.48 granted under the Option Plans. Outstanding options with an exercise price per share less than or equal to $1.48 are not eligible to participate in this exchange offer. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of LogicVision’s common stock occurring after the commencement date and before the expiration date of this exchange offer.

     Other than eligible options tendered by our five executive officers, the exchange rate in this exchange offer is one-for-one. In other words, if you validly tender eligible options for exchange, and such eligible options are accepted and cancelled, you will receive a new option to acquire the same number of shares of common stock that were subject to your eligible option at the time of the exchange. For example, if you are an eligible employee (other than our five executive officers) and you elect to exchange an eligible option to purchase 1,000 shares of our common stock, you will receive a new option to purchase 1,000 shares of our common stock.

     The exchange ratio applicable to eligible options tendered by our five executive officers is one-for-1.25. As a result, each new option issued to our five executive officers will represent the right to purchase approximately 20% fewer shares than were subject to the tendered eligible option. Each of our five executive officers have informed us that they presently intend to participate in this exchange offer.

     The following table shows the number of eligible options outstanding, by applicable exchange ratio, as of February 7, 2007:

				Maximum
				Number of
	Number of	Weighted		Shares
	Shares	Average	Weighted	Underlying
Applicable	Underlying	Exercise	Average	New Options
Exchange Ratio	Eligible	Price Per	Remaining	that May be
(New:Tendered)	Options	Share	Life (Years)	Granted
1-for-1	1,350,410	$3.99	5.88	1,350,410
1-for-1.25	1,166,000	3.46	6.94	932,800
	2,516,410	$3.74	6.37	2,283,210

     Each person who:

  holds eligible options;

  is an employee of LogicVision or one if its subsidiaries on the date this exchange offer is made;

  continues to be an employee of LogicVision or one if its subsidiaries, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment, on the date this exchange offer expires, is eligible to participate in the exchange offer. The members of the board of directors, consultants, former and retired employees are not eligible to participate in the exchange offer.

     You will not be eligible to tender eligible options or receive new options if your employment with LogicVision is terminated for any reason prior to the grant date of the new options, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible employee on such date will be eligible to tender eligible options prior to the expiration date of the exchange offer. If you tender your eligible options and they are accepted and cancelled in this exchange offer and you are on an authorized leave of absence on the grant date, you will be entitled to a grant of new options on that date as long as you are otherwise eligible to receive new options on such date. Leave is considered “authorized” if it was approved in accordance with policies or practices of LogicVision.

     This exchange offer is scheduled to expire at 5:00 p.m., U.S. Eastern Time, on March 8, 2007, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, have extended the expiration date of the exchange offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this exchange offer.

Section 2.  Purpose of this Exchange Offer.

     We are making this exchange offer for incentive and compensatory purposes. Stock options have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward the Company’s growth and success. By granting stock options to employees, we intend to align their interests with our stockholders’ interests, provide incentives for them to grow long-term stockholder value and encourage their long-term employment.

     Substantially all of our employees hold stock options with exercise prices that exceed the current market price of our common stock. Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The exchange offer is intended to address this situation by providing employees with an opportunity to exchange eligible options for new options. To meet our need to provide incentive and retention objectives for our employees, while simultaneously protecting the interests of stockholder by reducing the number of outstanding stock options immediately following the grant of new options, the exchange offer has been structured so that eligible options held by our five executive officers will, if tendered, be exchanged for new options for fewer shares.

     We believe the exchange offer will provide us with an opportunity to motivate our workforce to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current value of our common stock, we believe that the options outstanding under the Option Plans will again become important tools to help motivate and retain our existing employees and continue to align their interests with those of our stockholders. While we hope that this exchange offer will reduce the current disparity between the market price of our common stock and the exercise price of eligible options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the new options will have a lower exercise price than the eligible options you elect to tender.

     We do not make any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. We recommend you evaluate carefully all of the information in this exchange offer and to consult your own financial and tax advisors. You must make your own decision whether to tender your eligible options for exchange.

Section 3.  Procedures For Tendering Eligible Options.

      If you are an eligible employee on the date that you choose to tender eligible options, you may tender your eligible options at any time before the expiration date of the exchange offer. If we extend this exchange offer beyond that time, you may tender your eligible options at any time until the extended expiration date of the exchange offer, if you are an eligible employee on the date you tender.

      If you want to tender any of your eligible options, you must tender all eligible options relating to the applicable eligible option grant. This means that you may not tender only a portion of an outstanding eligible option grant. However, if you have more than one outstanding eligible option grant, you may tender all of the eligible options under one or more grants and choose not to tender the eligible options subject to a different grant.

      Proper Tender of Eligible Options. To tender validly your eligible options pursuant to this exchange offer you must remain an eligible employee and must not have received nor have given a notice of termination or otherwise terminated your employment prior to the expiration date of the exchange offer. You must, in accordance with the terms of the enclosed Election Form, deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Bruce M. Jaffe, by hand, by interoffice mail, by facsimile ((408) 573-7640), by regular or overnight mail (LogicVision, Inc., 25 Metro Drive, San Jose, California 95110) or by email (optionexchange@logicvision.com). Except as described in the following sentence, the Election Form must be signed by the eligible employee who tendered the eligible options exactly as the eligible employee’s name appears on the stock option agreement relating to the eligible option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.

      Your eligible options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., U.S. Eastern Time, on March 8, 2007. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

      Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to eligible options and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible employee. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither LogicVision nor any other person is obligated to give notice of any defects or irregularities in tenders. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion.

      Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of eligible options tendered by you pursuant to this exchange offer will constitute a binding agreement between LogicVision and you upon the terms and subject to the conditions of this exchange offer.

      Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of this Exchange Offer”), we will accept and cancel, as of the expiration date of the exchange offer, all properly tendered eligible options that have not been validly withdrawn. You will be required to enter into a stock option agreement governing the terms of each new stock option granted to you.

Section 4.  Withdrawal Rights.

      If you elect to accept this exchange offer as to some or all of your eligible options and later change your mind, you may withdraw your tendered options, and reject this offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an eligible option, you may also not withdraw your election with respect to only part of an eligible option. Accordingly, if you elect to withdraw previously tendered options represented by a particular grant, you must reject this exchange offer with respect to all of the eligible options represented by that particular option grant but need not reject other eligible options represented by different option grants.

      You may withdraw your tendered options at any time before 5:00 p.m., U.S. Eastern Time, on March 8, 2007. If we extend this exchange offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this exchange offer. In addition, if we have not accepted your tendered options by April 4, 2007, you will also have the right to withdraw your tendered options after that date and until your tendered options have been accepted. We currently intend to accept properly tendered options promptly after the scheduled expiration date of the exchange offer, which is currently March 8, 2007.

      To validly withdraw tendered options, you must deliver to us (using one of the same delivery forms set forth in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered options. Your tendered Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline but remain an employee of LogicVision or one if its subsidiaries, any previously tendered eligible options will be cancelled and exchanged pursuant to this Offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

      The Notice of Withdrawal must specify the eligible options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible employee who tendered the eligible options to be withdrawn exactly as such eligible employee’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on February 7, 2007. We will deliver a copy of the Notice of Withdrawal to all option holders that validly elect to participate in this exchange offer.

      You may not rescind any withdrawal, and any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible options before the expiration date of the exchange offer by following the procedures described in Section 3 of this exchange offer.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of notices to withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.  Acceptance of Eligible Options For Exchange; Issuance of New Options.

      Upon the terms and subject to the conditions of this exchange offer, we will accept for exchange all eligible options properly tendered and not validly withdrawn promptly after the scheduled expiration date of the exchange offer, which is currently March 8, 2007. Once we have accepted eligible options tendered by you, the eligible options you tendered will be canceled and you will no longer have any rights under the tendered eligible options. We will issue stock option agreements for the new options promptly after we accept tendered eligible options, assuming you are still employed by us on the grant date. If this exchange offer is extended, then the issuance date of the new options will also be extended.

      Promptly after we cancel eligible options tendered for exchange, we will send each tendering eligible option holder a “rights letter” indicating the number of option shares that we have accepted for exchange, the date of acceptance, as well as the number of shares subject to the new stock option that will be issued to each tendering option holder. We filed a form of this letter with the Securities and Exchange Commission on February 7, 2007 as an exhibit to the Tender Offer Statement on Schedule TO.

      If you have tendered eligible options under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

      Participation in this exchange offer does not confer upon you the right to remain an employee of LogicVision or one if its subsidiaries. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of LogicVision until the grant date of the new options.

Section 6.  Conditions of this Exchange Offer.

      Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred:

(a)	any instituted action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible options tendered for exchange, the issuance of new options, or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially and adversely affect the business, financial condition, income or operations of the Company;

(b)	any action is instituted or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

      (i) make it illegal for us to accept some or all of the tendered eligible options for exchange, or to issue some or all of the new options, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer; or

(ii) delay or restrict our ability, or render us unable, to accept the tendered eligible options for exchange or to grant new options for some or all of the tendered eligible options.

(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)	the commencement of a war or other national or international calamity directly or indirectly involving the United States (other than the current situations in Iraq and Afghanistan), which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

(f)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, is proposed, announced or is publicly disclosed.

      The conditions to this exchange offer are for our benefit. We may assert them prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive them, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7.  Price Range of Common Stock.

      Our outstanding eligible options give eligible employees the right to acquire shares of our common stock. None of the eligible options are traded on any trading market. Our common stock is listed on the NASDAQ Global Market under the symbol “LGVN” and has traded on the NASDAQ Global Market since October 31, 2001, the date of our initial public offering.

      The following table sets forth on a per share basis the high and low sales prices for our common stock on the NASDAQ Global Market, as applicable, during the periods indicated.

	High	Low
Year Ended December 31, 2007
First Quarter (through February 6, 2007)	$1.28	$1.03
Year Ended December 31, 2006
Fourth Quarter	$1.45	$0.83
Third Quarter	1.75	1.17
Second Quarter	1.95	1.38
First Quarter	1.52	1.10
Year Ended December 31, 2005
Fourth Quarter	$2.24	$0.98
Third Quarter	2.63	1.74
Second Quarter	2.66	1.60
First Quarter	3.10	2.26

      As of December 31, 2006, the number of stockholders of record of our common stock was 81. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On February 6, 2007, the closing price for our common stock as reported on the NASDAQ Global Market was $1.09 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible options.

Section 8.  Source and Amount of Consideration; Terms of New Options.

      Consideration. Subject to the terms of this exchange offer, we will issue new options under the 2000 Plan for tendered eligible options that were issued under the 1994 Plan or the 2000 Plan.

      If we receive and accept tenders of all of the currently outstanding eligible options to purchase 2,516,410 shares, of which 2,454,409 shares are fully vested with a weighted average exercise price of $3.74 per share, we would issue new options exercisable into an aggregate of approximately 2,283,210 shares of our common stock, resulting in a net decrease of shares subject to options outstanding of approximately 233,200 shares.

      Terms of new options. The new options will have substantially the same terms and conditions as the eligible options cancelled in this exchange offer, except as follows:

  the exercise price per share for each new option will be equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the grant date of the new options;

  each new option will have a one-year vesting period, one-half of which will vest on the date that is six months after the new option’s issuance date and the remainder vesting in equal monthly installments over the next six months, all commencing on the new option’s issuance date, so long as the holder continues to be a full-time employee of the Company; and

  for our executive officers who elect to participate in the exchange offer, the number of shares of common stock underlying their new options will be less than the number of shares of common stock underlying their eligible options.

The grant of new options pursuant to this exchange offer will not create any contractual or other right of the eligible employees to receive any future grants of stock options or benefits in lieu of stock options or any right of continued or future employment.

      The terms and conditions of your eligible options are set forth in their option agreements and the option plans under which they were granted. The description of the new options set forth herein is a discussion of the material provisions of the 2000 Plan under which all new options will be issued. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2000 Plan and the form of new option agreement for eligible participants under the 2000 Plan, all of which are filed as exhibits to the Tender Offer Statement on Schedule TO, of which this exchange offer is a part. See Section 16 (“Additional Information”) for a discussion of how to obtain copies of the option plans and the forms of new option agreements.

      Eligible Participants Under the Option Plans. All of our employees, outside directors and consultants, are eligible to receive awards under the 2000 Plan.

      Awards. The 2000 Plan permits the granting of non-qualified stock options (stock options that do not qualify as incentive stock options) and stock options that are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). New options granted in exchange for the surrender of outstanding incentive stock options will be incentive stock options and new options granted in exchange for the surrender of outstanding non-qualified stock options will be non-qualified stock options.

      Administration. The 2000 Stock Plan is administered by the compensation committee of our board of directors. Subject to the plan’s terms, the compensation committee has full authority in its discretion to take any action with respect to the plan, including the authority to fashion the terms of grants as it deems appropriate and to select the participants to whom awards will be granted.

      Term and Termination. The term of each option is fixed by the compensation committee. Under the 2000 Plan, the term of each option may not exceed ten years; provided however, that the term for any incentive stock option granted to a 10% stockholder may not exceed five years. Typically, options will remain exercisable upon the termination of employment, whether for retirement or otherwise, for a period of three months after the termination date, to the extent they were vested on the date of termination. In the case of termination due to death or disability, options will typically remain exercisable for 12 months after such date to the extent they were vested on the date of termination. No part of an option can be exercised after its termination date.

      Exercise Price. The exercise price of each option is determined by the compensation committee. The per share exercise price of the new options to be granted pursuant to this exchange offer will be equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Market (or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed) on the grant date. If we are unable to establish an exercise price in this manner, the exercise price will be established based upon the fair market value of our common stock on the grant date of the new options, as determined in good faith by our board of directors. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options.

      Vesting and Exercise. The compensation committee determines at what time or times each option may be exercised. The new options being granted pursuant to this exchange offer will have a one-year vesting period, one-half of which will vest on the date that is six months after the new option’s issuance date and the remainder vesting in equal monthly installments over the next six months, regardless of the vesting schedule that was applicable to the eligible options tendered for exchange and regardless of whether or not the eligible options were fully or partially vested. Vesting will be contingent upon continuous employment with LogicVision or one of its subsidiaries. If a new option is granted under the 2000 Plan and you are involuntarily terminated other than for cause within one year following a change in control of the Company, the option will be fully vested and you will have the right to exercise the option as of the date of your termination.

      Method of Exercising New Options. An eligible employee may exercise the new options as soon as they vest in accordance with the terms of their option agreements and the 2000 Plan, and the eligible employee’s new option agreement by providing us with (i) a written notice identifying the new option and stating the number of whole shares of common stock that the eligible employee desires to purchase and the aggregate purchase price to be paid for such shares; (ii) such other documents as we may reasonably request; and (iii) payment in full in cash or in such other payment form as is acceptable to us and in accordance with the plan and the applicable new option agreement.

      Prohibition Against Transfer, Pledge and Attachment. Except as may be permitted by the compensation committee and as is set forth in the new option agreement, the new options are personal to the eligible employee and may not be transferred, sold, assigned, pledged, encumbered or hypothecated in any way, and during the eligible employee’s lifetime shall be exercisable only by the eligible employee. An eligible employee may transfer a new option, and the rights and privileges conferred by it, upon the eligible employee’s death, either by will or under the laws of intestate succession. All transferees shall be subject to all of the terms and conditions of the new options to the same extent as the eligible employee.

      Adjustments Upon Certain Events. If the outstanding shares of our common stock are changed by reason of any stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, combination, exchange of shares, liquidation, reclassification of shares or other similar change in capitalization or event affecting the common stock, the administrator will appropriately adjust the relevant terms and conditions of outstanding awards.

      Change in Control. In the event of a change in control of the Company, options granted under the 2000 Plan shall be continued, assumed or substituted by the successor corporation. In the event the successor corporation refuses to continue, assume or substitute the options, then the vesting of options held by employees who have not terminated employment or service with the Company shall be accelerated in full or settled in cash for the full value of the options. All new options issued in exchange for tendered eligible options issued under the 1994 Plan will be subject to the 2000 Plan’s provisions regarding a change in control of the Company, notwithstanding any different provisions contained in the 1994 Plan under which tendered eligible options were issued.

     Amendment of the Plan. Our board of directors may amend the 2000 Plan and any award granted under it at any time; provided, however, that (i) LogicVision stockholders must approve such amendment when required by applicable law, rule or regulation; and (ii) amendment or termination of an award shall not, without the consent of a recipient of an award, materially impair the rights of the recipient with respect to an outstanding award.

     Rights as Stockholders and Employees. Eligible employees have no rights with respect to any of our common stock subject to outstanding options until such shares are issued in accordance with the provisions of the plan and the applicable new option agreement. Nothing in the 2000 Plan confers upon any eligible employee any right to continued employment.

     Tax Consequences. Eligible employees should refer to Section 13 (“Material Tax Consequences”) for a discussion of the material tax consequences of accepting or rejecting this exchange offer to tender eligible options for cancellation and of the grant of the new options under this exchange offer. You should consult with your own tax advisor to determine the specific tax consequences of this exchange offer to you.

     Registration of Underlying Shares. All of the shares of common stock issuable under the 2000 Plan (including shares issuable upon exercise of options granted in connection with this exchange offer) have been registered under the Securities Act of 1933, as amended, on registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of LogicVision, you generally will be able to sell your shares underlying your new options free of any transfer restrictions under applicable U.S. securities laws.

Section 9.  Information Concerning LogicVision; Financial Information.

Overview

     We are a test and yield learning company in the semiconductor design-for-manufacturing, or DFM, sector. Our proprietary technologies for embedded test and diagnostics enable more efficient test of complex semiconductor devices. Our technology allows semiconductor designers to insert test structures inside semiconductor integrated circuits. These test structures allow designers and engineers to test the functionality and performance of their devices throughout each key stage of a complex semiconductor’s life cycle. The most complex of these circuits are called System-on-a-Chip, or SoC, semiconductors. Our embedded test solution has been successfully deployed in SoC’s found in digital consumer products, medical products, networking and wireless communications devices, computers and satellite systems.

     Our solution also allows testing of integrated circuits after they have been assembled onto boards and systems, enabling diagnostic test throughout the semiconductor’s life cycle. Our analysis software aggregates and analyzes data from various semiconductor fabrication and test sources to identify whether silicon behavior meets design criteria across varying manufacturing and operating conditions. Our embedded test products generate proprietary circuit structures that are incorporated into an integrated circuit to test and diagnose the chip at full speed, without the signal delay or degradation experienced by external testers. Our proprietary circuits are designed to be modular and reusable, to enable more efficient design and to address time-to-market and manufacturing yield issues.

     We believe our products can reduce semiconductor manufacturing and test costs, accelerate silicon bring-up times, provide for yield learning, improve time-to-yield and result in less field returns. The target market for our technology is SoC designs with feature widths of 130 nanometers, 90 nanometers, 65 nanometers and smaller. A nanometer is one billionth of a meter.

     We incorporated as LV Software in July 1992 in California and engaged principally in research and development activities through 1994. We first generated meaningful commercial revenues from the license of our initial embedded test product in 1995. In June 1996, we changed our corporate name to LogicVision, Inc. We reincorporated in Delaware in September 2000. In November 2004, we acquired SiVerion, Inc. SiVerion’s software product aggregates and analyzes data from various semiconductor fabrication and test sources to identify whether silicon behavior meets design criteria across varying manufacturing and operating conditions.

Technology

     Embedded test

     We believe that embedded test technology provides significant benefits for the new and complex systems-on-a-chip semiconductor devices being designed and manufactured today. Conventional test is performed with external equipment, while embedded test is performed primarily using circuitry resident in the semiconductor design. By embedding test circuit structures on the semiconductor itself, our embedded test solution eliminates many of the key limitations associated with conventional external testing. Our embedded test design software automatically analyzes the structure of complex circuits to determine requirements for at-speed testing and diagnostics, and creates and integrates our proprietary embedded test circuits with the existing design functions to address these requirements. Our embedded test manufacturing software allows external test equipment to easily operate our proprietary embedded test circuits for pass-fail testing, chip debug or manufacturing datalogging. Our technology also enables board and system level diagnostics, system bring-up and in-field testing and diagnostics.

     Design phase

     Our embedded test technology is incorporated into integrated circuits in the form of user-configurable circuit structures that provide four functions:

  access management—necessary scan chains, shared isolation collars, boundary scan and test points to enable access to any point within complex designs;

  timing management—proprietary functionality for clock skew management, multiple cycle paths and multiple frequencies;

  test data generation and analysis—proprietary functionality created for each design block to algorithmically generate circuit test and analyze circuit test data; and

  external control—standard IEEE 1149.1 and IEEE 1149.6 compliant test access ports for access and control of all embedded test circuits.

     Manufacturing phase

     Because our embedded test circuits are incorporated in semiconductor designs, they are manufactured as part of the semiconductor devices. When the prototypes of a new integrated circuit return from fabrication for debug and characterization, our embedded test circuits and embedded test manufacturing software can be used to accelerate this process and allow lower cost equipment to be utilized. Our embedded test circuit structures and embedded test manufacturing software also facilitate at-speed test during wafer probe and allow lower-cost test equipment to be used at wafer probe. Semiconductor devices that pass wafer probe test are then packaged, and our embedded testers and embedded test manufacturing software are used again during final test. Our embedded test circuits are designed to be activated with simple external test signals applied through the industry standard IEEE 1149.1 and IEEE 1149.6 test access ports. Our analysis software aggregates and analyzes data from various test sources to identify whether silicon behavior meets design criteria across varying manufacturing and operating conditions.

     Test Development Functions. Using our technology, the bulk of the patterns applied to test the integrated circuit are created on-chip, with only minimal external control needed to achieve a pass-fail test. Our embedded test design and manufacturing software provides the engineer with the ability to easily create pass-fail test patterns, and then optimize them for speed, execution time, accuracy, power and results.

     Debug and Diagnostic Functions. Our embedded test provides a number of debug and diagnostic modes to facilitate debug, diagnosis and datalogging. These are leveraged using our embedded test manufacturing software.

     Implementation technologies

     We have developed several technologies to facilitate the mainstream design and manufacturing use of embedded test technology. These include:

  design automation algorithms and implementation for embedded test;

  hierarchical isolation, access and assembly technologies;

  embedded test design verification technologies;

  high-performance circuit fault simulation algorithms and automation technologies;

  capture-by-domain for multiple-clock timing;

  at-speed, multi-frequency, multi-clock logic embedded test technology;

  fault-insertion technology for system diagnostics;

  at-speed, embedded and external memory test technologies;

  at-speed interconnect test technology;

  test and measurement technologies for embedded phase-locked-loops;

  manufacturing automation for simplified access and control of embedded test circuits on test equipment;

  accurate real-time identification of open connection lines between interconnects on a circuit;

  analysis algorithms to facilitate the identification of parametric yield limiters;

  signoff process and handoff database for robust transfer of embedded test information to manufacturing; and

  parametric and input/output test technology to facilitate multi-site and reduced pin-count test, debug and datalogging.

Products

     We offer a portfolio of products for the automated development, integration, and deployment of embedded test technology:

     Technology products

     Embedded Circuit Structures. Our embedded test technology enables our customers to design and manufacture our embedded test circuit structures for a specific design. For a typical design of 1 million gates and above, our embedded testers are less than a few thousand gates and represent only 1% to 2% of chip area. Our user-configurable embedded test circuit structures are designed to test memory, logic, input/outputs, phased-locked-loops, cores, hierarchical blocks and interconnect.

     Design Software products

     We provide a suite of highly integrated embedded test design software products for embedded test implementation on application specific integrated circuits, or ASIC, and SOC designs. We provide design software that automatically analyzes the structure of complex circuits to determine requirements for at-speed testing and diagnostics. Our software creates and integrates our proprietary circuits with the existing design circuits to address these requirements. It also assists with the timing analysis and simulation processes necessary for proper verification, by providing timing analysis scripts and simulation test benches.

     Manufacturing Software products

     We provide embedded test manufacturing software for access and control of embedded test during chip and system test program development, debug, manufacturing test and datalogging. This enables user interaction with the embedded test circuits to evaluate and diagnose chip-level and board-level failures during manufacturing. This includes pass-fail testing, debug and basic failure diagnostics and datalogging. We support a wide set of third-party industry standard test equipment.

     Product offerings

     We currently offer our embedded test circuits, design software and manufacturing software in a variety of product bundles under the product family name LV2005TM with the product sub-families named ETCreateTM, ETAccessTM ,ScanBurstTM and Yield InsightTM.

     The ETCreate product sub-family (formerly known as icBIST) consists of embedded test intellectual property and corresponding design automation software that provide embedded test solutions for different components of an ASIC or SOC design. The individual embedded test products within this sub-family and their underlying capabilities are described below.

Products	Applications
IC Memory BIST	•	Provides intellectual property for flexible, area-optimized, at-speed, memory embedded test functionality.
	•	Supports single and multiport memory such as SRAMs, DRAMs and ROMs.
	•	Supports any size memory manufacturable in given technology.
	•	Provides manufacturing tools for integrated circuit and system test and diagnosis of embedded memories.

Logic BIST	•	Provides intellectual property for at-speed, multi-frequency logic self-test and scan test functionality.
	•	Includes intellectual property for direct test access and isolation of legacy cores.
	•	Automates analysis, generation, assembly and verification of logic test intellectual property.
	•	Supports high-speed multiple clock domains, including those in excess of 100 megahertz, pipelining and multi-cycle paths.

Embedded Logic Test	•	Embedded test intellectual property for hierarchical, at-speed, embedded logic core test functionality.
	•	Automates a complete, hierarchical methodology for system-on-a-chip design and test.
	•	Supports design partitioning and core reuse for concurrent engineering.
	•	Facilitates transportable embedded test for functional block re-use.

IC Memory BIST with BIRA (Built-In Repair Analysis)	•	Provides intellectual property for flexible, area-optimized, at-speed, memory embedded test functionality.
	•	Includes redundancy analysis for repairability of memories.
	•	Supports single and multiport SRAMs, DRAMs and ROMs.
	•	Supports any size memory manufacturable in given technology.
	•	Provides manufacturing tools for integrated circuit and system test and diagnosis of embedded memories.

PLL BIST	•	Embedded test intellectual property for accurate, specification-driven test of phase-locked-loop functionality.
	•	Automates generation, assembly and verification of embedded test circuitry for phase-locked-loops.
	•	Supports measurement-based tests of jitter, loop-gain and lock-range specifications.
	•	Measurement resolution to 0.125 of a gate delay.

SerDes BIST	•	Provides embedded test intellectual property for accurate structural test that measure most SerDes performance characteristics.
	•	Automates generation, assembly and verification of embedded test circuitry for high speed I/O.
	•	Measured parameters include signal transition times, logic levels, jitter (various types, and RMS or histogram), and jitter tolerance-related timing parameters.
	•	Measurement resolution at sub-picosecond accuracy.

Programmable IC Memory BIST	•	Provides intellectual property for runtime programmable, at-speed, memory embedded test functionality.
	•	Supports large, embedded DRAMs and high density, embedded SRAMs.
	•	Supports both standard and user-proprietary memory test algorithms.
	•	Usable during memory debug/characterization and go/no-go manufacturing test.

Programmable External Memory Test	•	Provides intellectual property for runtime programmable, high-speed, board-level memory module test functionality.
	•	Supports timing and algorithms for use with SRAMs, DRAMs, SDRAMs and others.
	•	Automates generation, assembly and verification of programmable external memory embedded test controller.
	•	Includes manufacturing tools for system-level test and diagnosis of board-level memories.

ScanBurst	•	A DFT tool developed in partnership with Mentor Graphics for improved at-speed test of high-speed nanometer SoC designs.
	•	Provides comprehensive design automation for generating and integrating the on-chip distributed clock and scan control logic, which enables the application of BurstMode Timing in conjunction with Mentor’s FastScan and TestKompress ATPG products.
	•	Complements existing ATPG based DFT techniques by providing an environment to easily insert scan and clock control structures for at-speed testing based on LogicVision’s patented BurstMode Timing technology.
	•	Includes intellectual property for direct test access and isolation of legacy cores.

Yield Insight	•	Addresses memory-related yield issues by leveraging customer investment in LogicVision’s Memory BIST Intellectual property.
	•	Allows user to analyze yield issues down to individual memories, rows, columns and bits and correlate failures to different environmental conditions.
	•	Allows user to create data-mining rules that sift through the memory test data to automatically identify potential yield limiting issues.
	•	Enable users to analyze and optimize memory redundancy schemes by analyzing redundancy element utilization, resulting in higher yields and better yield-redundancy tradeoffs.
	•	Provides powerful graphical analysis and scripting capabilities that allow users to automate and standardize their yield analysis processes.

     The ETAccess product sub-family consists of hardware and software products for use with third party test platforms that enable faster time-to-market and lower test costs through the support of interactive or test program controlled at-speed testing, datalogging, and debug of silicon incorporating LogicVision’s embedded test IP. The individual products within this sub-family and their underlying capabilities are described below.

Products	Applications
ET Diagnostics Logic	•	Embedded Test Diagnostics software package or test program controlled at-speed test, debug and diagnosis of embedded logic equipped with LogicVision’s Embedded Logic Test IP.
	•	Supports interactive pass-fail testing and debug of logic in the design.
	•	Automates the creation, modification and application of test and debug patterns on specified LVReady automated test equipment.
	•	Provides manufacturing tools that reduce time-to-market for prototype integrated circuits.

ET Diagnostics Memory	•	Embedded Test Diagnostics software for either interactive or test program controlled at-speed test, debug and diagnosis of embedded memories equipped with LogicVision’s Embedded Memory Test IP.
	•	Supports interactive pass-fail testing and debug of only the memory in the design.
	•	Automates the creation, modification and application of test and debug patterns on specified LVReady automated test equipment.
	•	Provides manufacturing tools that reduce time-to-market for prototype integrated circuits.

ET Diagnostics Mixed Signal	•	Embedded Test Diagnostics software for either interactive or test program controlled at-speed test, debug and diagnosis of embedded logic equipped with LogicVision’s Embedded Serdes Test or Embedded PLL Test IP.
	•	Supports interactive pass-fail testing and debug of PLLs and SerDes in the design.
	•	Automates the creation, modification and application of test and debug patterns on specified LVReady automated test equipment.
	•	Provides manufacturing tools that reduce time-to-market for prototype integrated circuits.

Services

     Maintenance. We assist our customers with telephone and on-line support, bug fixes and upgrade privileges on a when and if available basis.

     Design Services. We assist our customers with the design and manufacturing deployment of embedded test. Our design services help our customers analyze, generate, assemble and verify embedded test circuits. Our design services help our customers and partners rapidly adopt our technologies.

     Technology Development Contracts. As a part of our strategy to make embedded test technology more applicable to custom designs, we enter into development contracts with industry leaders for specific projects. Our development contracts include developing new embedded test capabilities and appropriate modifications to our standard automation software. These contracts help our customers and partners to rapidly adopt our technologies.

Customers

     We license our proprietary technologies and software products to companies in key markets within the semiconductor, semiconductor diagnostics and systems industries. Our customers include application specific integrated circuit or system-on-a-chip designers in systems companies, fabless companies and integrated device manufacturers.

Timing of Orders

     Our past operating results have been, and we expect that our future operating results will be, subject to fluctuations due to a number of factors, including unpredictability of the buying patterns of our customers, the concentration of orders with large customers, dependence upon capital spending budgets and fluctuations in general economic conditions.

Research and Development

     Our ability to meet customer needs for improved technology, and maintain our technology leadership, depends largely on whether we can continue to rapidly develop and deploy new technology and introduce new products. We have made, and intend to continue to make, significant investments in research and development. In addition to an overall knowledge of test methodologies, embedded test requires an expertise in three diverse areas: integrated circuit design and verification, electronic design automation algorithms and software development, and software development for manufacturing test and test equipment. We have assembled a highly skilled and multi-disciplinary team for this purpose.

     As of December 31, 2006 our engineering team comprised 24 employees, 14 of whom have advanced degrees, and most of whom have extensive industry experience in one or more of the aforementioned areas of expertise. Our engineering team is organized into four development groups, each focusing on one of these four areas of expertise, and each contributing the related portion to the bundled product offerings. The development groups are:

  Integrated Circuit Design—Our integrated circuit design team focuses on the overall embedded test intellectual property architecture and its implementation and verification.

  Design Software—Our design software team focuses on developing the software that analyzes, generates, assembles, and verifies an integrated circuit design with embedded test.

  Manufacturing Software—Our manufacturing software team focuses on developing software for enabling test and diagnostic in manufacturing.

  Analysis Software—Our analysis software team focuses on developing software to analyze integrated circuit test and foundry data to identify and diagnose yield issues

     In addition to the four development groups, we have product engineering teams focused on software builds and release, documentation and quality assurance.

Sales and Marketing

     The majority of our revenues are generated by our direct sales force. In the United States, we have sales and service offices in Tempe, Arizona; Boston, Massachusetts; Dallas, Texas; and San Jose, California. Internationally we have sales and service offices in Japan while sales in other countries are handled by distributors or independent sales representatives in China, Germany, Korea and Taiwan. Sales personnel consist of sales representatives who are responsible for all business aspects of the customer relationship and application engineers who manage the technical pre-sales as well as the post-sales customer support issues. As of December 31, 2006, we had 28 employees involved in sales, marketing, application engineering and customer service.

     The main goal of our sales force is to work with major systems, consumer electronics and semiconductor companies who have the expertise to implement our technology today. We focus on leading companies because they are influential in setting standards. We focus on developing customer relationships with companies in the areas of networking and wireless communications, medical products, computer servers and graphics, and consumer electronics. Additionally, as systems companies use our technology, they often require their component suppliers to supply semiconductors with our embedded test technology already designed-in for their system use. In this way we are able to create both push and pull demand for our technology.

     Our marketing efforts include product and technical marketing, public relations, corporate communications and business development functions. We strive to develop relationships with industry partners such as application specific integrated circuit suppliers, silicon foundries, electronic design automation tool suppliers, hardware tester manufacturers and intellectual property providers.

     Sales and marketing expenses are allocated between cost of revenues and sales and marketing expenses. Application engineering efforts devoted to revenue-generating design and technology development projects and postcontract customer support activities are recorded as cost of revenues. Sales and marketing expenses incurred for general selling and marketing activities are recorded as sales and marketing expenses.

Intellectual Property

     We have a portfolio of intellectual property covering the areas of test and diagnosis of logic, memory and mixed-signal circuits with focus on embedded, at-speed and parametric aspects. Both design and manufacturing methods are covered. As of December 31, 2006, our intellectual property portfolio consisted of 44 issued U.S. patents, 24 pending U.S. patent applications, one issued Canadian patent, and six pending Japanese patent applications. Generally, the term of patent protection is 20 years from the earliest effective filing date of the patent application. Our issued patents expire at various times between June 2016 and December 2023. Our portfolio also includes two patents for testing embedded memories and digital systems which are licensed from Nortel Networks and for which we have completed royalty payments. Nevertheless, our license agreement with Nortel may be terminated if we materially violate the terms of the agreement, if a competitor of Nortel acquires a significant percentage of our common stock without first obtaining Nortel’s consent or if we bring patent infringement proceedings against Nortel under any patent embodied in, or acquired as a result of access to, the technology we license from Nortel. Our patents, and the Nortel patents we license, cover technology intended to address problems we consider fundamental to embedded test, such as timing, power consumption and parametric testing.

     Our existing and future patents may be circumvented, blocked, licensed to others or challenged as to inventorship, ownership, scope, validity or enforceability. We may not receive competitive advantages from the rights granted under our patents. Furthermore, our current or future patent applications may not be issued with the scope of the claims sought by us, if at all. In addition, others may develop technologies that are similar or superior to our proprietary technologies, duplicate our proprietary technologies or design around the patents owned or licensed by us. If our products, patents or patent applications are found to conflict with any patents held by third parties, we could be prevented from selling our products, our patents may be declared invalid or our patent applications may not result in issued patents. In addition, in foreign counties, we may not receive effective patent and trademark protection. We cannot be sure that steps we take to protect our proprietary technologies will prevent misappropriation of our technologies.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions. There are numerous patents in the semiconductor industry and new patents are being issued at a rapid rate. This often results in significant and often protracted and expensive litigation. Litigation may be necessary to enforce our intellectual property rights or to determine the validity or scope of the proprietary rights of others. Litigation could cause us to incur significant expenses, harm our sales of the challenged technologies or products and divert the efforts of our technical and management personnel, whether or not a court decides in our favor. From time to time third parties may notify us of intellectual property infringement claims. If it is necessary or desirable, we may seek licenses under these third party patents or intellectual property rights. However, we cannot be sure that third parties will offer licenses to us on acceptable terms or at all.

     If we fail to obtain a license from a third party for proprietary technologies that we use, or receive an adverse result in any litigation, we could incur substantial liabilities, or be compelled to suspend sales of our products or our use of processes requiring the technologies or expend significant resources to develop or acquire non-infringing technology. We may not be successful in the development or acquisition of intellectual property. To date, we have had no such litigation matters concerning intellectual property.

     We generally enter into confidentiality agreements with our employees, industry partners and customers, as well as generally control access to and distribution of our documentation and other proprietary information. Despite this protection, unauthorized parties may copy aspects of our current or future software products or obtain and use information that we regard as proprietary.

Competition

     The semiconductor and systems industries are highly competitive and characterized by rapidly changing technology. The market for embedded test is still evolving and we expect competition to continue to emerge and become more intense in the future.

     Design

     In the design phase of product development, we face competition from traditional broad line electronic design automation providers such as Cadence Design Systems, Inc., Magma Design Automation Inc., Mentor Graphics Corporation and Synopsys, Inc. and from smaller test tool providers. These companies provide competing design-for-test technologies and some level of built-in self-test capability. We also face competition from methodologies developed internally at large integrated device manufacturers, systems companies and electronic design automation providers.

     Manufacturing

     Because embedded test has the potential to impact the external test market, we believe traditional hardware tester manufacturers such as Advantest Corporation, Agilent Technologies, Inc., Credence Systems Corporation, Inovys Corporation, LTX Corporation and Teradyne, Inc. all view embedded test and LogicVision as competition. Many of these companies are devoting significant resources to developing external solutions to testing complex integrated circuits, including working closely with some of our current and potential customers. Their efforts may result in the development of solutions that compete with our embedded test solution. In addition, all of the tester manufacturers above participate in our LVReady partner program through which our embedded test access software is integrated into their test platform, which may provide them with additional insight into our business and technology.

     Most of the companies with whom we compete are significantly larger than we are and have greater financial resources. As embedded test is more broadly adopted in the market, we face the potential of one or more larger companies appearing as direct competition. We believe that the principal competitive factors in our market include proven technology, effective intellectual property, deployment automation, comprehensive manufacturing control and customer service. We believe we compete favorably with respect to all these factors.

Employees

     As of December 31, 2006, we employed 59 full time employees worldwide of which 35 employees were located in the United States, 17 employees were located in Canada, and 7 employees were located in Asia and Europe. This included 28 in sales and marketing, 24 in research and development, and 7 in finance, information technology and administration. Our employees are not covered by any collective bargaining agreements, and we consider our relations with our employees to be good.

Financing Activities

     On December 19, 2006, the Company completed a private placement of 3,905,000 shares of the Company’s common stock to certain accredited investors at a price per share equal to $0.81, as well as the sale 95,000 shares of common stock to certain members of the Company’s management at a price per share equal to $0.92 (the closing bid price of the Common Stock on the NASDAQ Global Market on December 18, 2006), each pursuant to the terms of a Common Stock Purchase Agreement, dated December 19, 2006. Net proceeds to the Company from the sale of the shares of common stock were approximately $3 million. Pursuant to the terms of a Registration Rights Agreement, dated December 19, 2006, the Company agreed to register for resale the common stock issued in this private placement.

     Except as otherwise disclosed in this exchange offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiary;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiary;

(c)	any material change in our present dividend rate or policy, indebtedness or capitalization;

(d)	any change in our present board of directors or management or management contracts, other than changes in the number or term of directors or to fill any existing board vacancies, or as may otherwise occur in the ordinary course of business;

(e)	any other material change in our corporate structure or business;

(f)	the delisting of our common stock from the NASDAQ Global Market;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (which we refer to herein as the “Exchange Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of our securities or the disposition of any of our securities, other than our employees, directors, executive officers and consultants who may: (i) acquire or dispose of rights to our securities pursuant to existing or future restricted stock or stock option exercises or grants; (ii) make purchases of our securities through our employee stock purchase plan; or (iii) make purchases or sales pursuant to existing or future trading plans that have been structured to comply with Rule 10b5-1 under the Exchange Act; or

(j)	any change in our Restated Certificate of Incorporation or Bylaws, or any actions that may impede the acquisition of control of us by any person.

     Financial Information

     We have presented below selected consolidated financial data for LogicVision, Inc. In addition, we encourage you to review the financial information included in our Annual Report on Form 10-K for the year ended December 31, 2005, in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and in our Current Report on Form 8-K filed on January 30, 2007 reporting financial information for the quarter and year ended December 31, 2006, all of which are incorporated herein by reference. Please see Section 16 (“Additional Information”) of this exchange offer for instructions on how you can obtain copies of our SEC filings.

	Year Ended		Nine Months Ended
	December 31,	December 31,	September 30,	September 30,
	2005	2004	2006	2005
	(in thousands, except per share data)
			(unaudited)
Consolidated Statements of Operations Data
Total revenues	$10,882	$10,094	$7,775	$8,412
Total cost of revenues	3,120	3,238	2,085	2,293
Total operating expenses	18,090	15,572	11,498	13,776
Net loss	(9,973)	(8,388)	(5,656)	(7,485)
Net loss per share, basic and diluted	(0.53)	(0.51)	(0.29)	(0.40)
Weighted average number of shares outstanding, basic and diluted	18,677	16,338	19,326	18,621

		As of
	December 31,	December 31,	September 30,
	2005	2004	2006
	(in thousands)
			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,620	$5,790	$5,247
Total assets	24,341	39,243	19,330
Total liabilities	8,903	14,435	9,097
Total stockholders’ equity	15,438	24,808	10,233

Book Value Per Share and Ratio of Earnings to Fixed Charges

     We had a book value per outstanding share of $0.53 as of the close of business on September 30, 2006. Since we had no earnings, the ratio of earnings to fixed charges was not applicable for the years ended December 31, 2004 and December 31, 2005 or for the nine months ended September 30, 2005 and September 30, 2006.

Section 10.  Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of LogicVision.

     As of the close of business on February 2, 2007, our executive officers and directors (ten persons) as a group held options unexercised and outstanding under the Option Plans to purchase a total of 2,310,500 of our shares of common stock, which represented approximately 46.6% of the shares of common stock subject to all options outstanding under the Option Plans as of that date.

     The following tables below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of the close of business on February 2, 2007 issued under the Option Plans. The percentages in the tables below are based on the total number of outstanding options to purchase shares of our common stock under the Option Plans, which was 4,957,568 as of the close of business on February 2, 2007. The address of each executive officer and director is: c/o LogicVision, Inc., 25 Metro Drive, San Jose, California 95110.

		Number of	Percentage of
		Shares	Total
		Underlying	Outstanding
		Stock	Stock
Name	Position	Options (1)	Options
James T. Healy	President, Chief Executive Officer and Director	715,000	14.4%
Farhad Hayat	Vice President of Marketing	190,000	3.8
Bruce M. Jaffe	Vice President of Finance and Chief Financial Officer	445,000	9.0
Ron H. Mabry	Vice President of Field Operations and Applications Engineering	440,000	8.9
Fadi Maamari	Vice President of Engineering	276,500	5.6
Gregg E. Adkin (2)	Director	45,000	0.9
Richard C. Black (2)	Director	64,000	1.3
Randall A. Hughes (2)	Director	47,500	1.0
Matthew Raggett (2)	Director	47,500	1.0
Richard C. Yonker (2)	Director	40,000	0.8
TOTAL		2,310,500	46.6%

(1)	The employment agreements with certain of our executive officers provide that upon the involuntary termination of the executive within three months before or twelve months after a change of control, he will be entitled the immediate acceleration of vesting and exercisability of his outstanding options. These acceleration rights will apply to any new options issued to these executive officers in connection with this exchange offer.

(2)	Not eligible to participate in the exchange offer.

     Neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or purchases under the Option Plans, or in transactions involving our common stock during the past 60 days before and including February 6, 2007, except as follows:

  on December 19, 2006, James T. Healy, our President and Chief Executive Officer and a member of our board of directors, purchased 30,000 shares of our common stock at a per share price of $0.92 in connection with the Company’s private placement of 3,905,000 shares of common stock as well as the sale 95,000 shares to certain members of the Company’s management;

  on December 19, 2006, Bruce Jaffe, our Vice President of Finance and Chief Financial Officer, purchased 40,000 shares of our common stock at a per share price of $0.92 in connection with the Company’s private placement of 3,905,000 shares of common stock as well as the sale 95,000 shares to certain members of the Company’s management;

  on December 19, 2006, Farhad Hayat, our Vice President of Marketing, purchased 20,000 shares of our common stock at a per share price of $0.92 in connection with the Company’s private placement of 3,905,000 shares of common stock as well as the sale 95,000 shares to certain members of the Company’s management;

  on December 19, 2006, Randall A. Hughes, a member of our board of directors, purchased 5,000 shares of our common stock at a per share price of $0.92 in connection with the Company’s private placement of 3,905,000 shares of common stock as well as the sale 95,000 shares to certain members of the Company’s management; and

  on February 2, 2007, our board of directors authorized the issuance of stock options to the following members of our management in the following amounts at an exercise price per share equal to $1.07, the closing price of our common stock on February 2, 2007: James T. Healy – 40,000 shares; Farhad Hayat – 140,000 shares; Bruce M. Jaffe – 140,000 shares; Ron H. Mabry – 140,000 shares; and Fadi Maamari – 140,000 shares.

Section 11.	Status of Eligible Options Acquired by Us in this Exchange Offer; Accounting Consequences of this Exchange Offer.

     Eligible options that we accept for exchange and acquire pursuant to this exchange offer will be cancelled as of the expiration date of the exchange offer and the shares of common stock subject to them will be returned to the pool of common stock available for future option grants under the 2000 Plan. To the extent such shares are not reserved in connection with this exchange offer, they will be available for future grants under the 2000 Plan, without further stockholder action, except as may be required by applicable law or the rules of The Nasdaq Stock Market or any other stock exchange or automated quotation system on which our common stock is then quoted or listed.

     We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), on January 1, 2006. Under SFAS 123(R), stock compensation is calculated based upon the fair value of the awards, and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. Therefore, the incremental compensation cost is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date. As a result, we will incur a non-cash compensation charge for all eligible options that are exchanged for new options.

     The amount of these charges will depend on a number of factors, including:

  the exercise price per share of the new options issued in the exchange offer,

  the level of participation by eligible employees in the exchange offer,

  the exercise price per share of eligible options cancelled in the exchange offer, and the remaining term of the new options issued in the exchange offer.

     Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the exchange offer, we cannot predict the exact amount of the charge that would result from the exchange offer. If all eligible employees accept our offer with respect to all eligible options and the exercise price per share underlying the new options equals $1.15, the closing price of our common stock on January 31, 2007, we would recognize an incremental non-cash compensation expense of approximately $600,000, which would be incurred over the one-year vesting period of the new options issued in the exchange offer.

Section 12.	Legal Matters; Regulatory Approvals.

     We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible options for exchange and to issue new options for tendered eligible options would be subject to obtaining any such governmental approval.

Section 13.	Material Tax Consequences.

     Material United States Tax Consequences. The following is a discussion of the material U.S. federal income tax consequences of the exchange of eligible options and the grant of new options pursuant to the exchange offer. This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term, the information contained in this discussion may not be applicable to you.

     We believe that if you exchange your eligible options for new options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the new options are granted. Please review the discussion above under “Risk Factors — Tax-Related Risks” for information concerning the possibility that, even if you elect not to participate in the exchange, your incentive stock options may be affected.

     If you tender an eligible option grant that was a non-qualified stock option and your eligible option is accepted and cancelled, the new option issued to you will be a non-qualified stock option. If you tender an eligible option grant that was an incentive stock option and your eligible option is accepted and cancelled, the new option issued to you will be an incentive stock option unless federal tax rules limit this characterization. In general, federal tax rules provide that if the fair market of an incentive stock option that is exercisable in a year exceeds $100,000, the excess will be treated as non-qualified stock option.

     Non-qualified Stock Options. Generally, an eligible employee will not recognize ordinary compensation income upon the grant of a non-qualified stock option. However, an eligible employee generally will recognize ordinary compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price. Your holding period for the shares acquired through exercise of the option will begin on the date of exercise.

     An eligible employee will have a tax basis for any shares subject to a non-qualified option equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling shares acquired upon exercise of a non-qualified option, an eligible employee generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and the eligible employee’s tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the eligible employee has held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the eligible employee has held such shares for a shorter period.

     Incentive Stock Options. Generally, an eligible employee will not recognize ordinary compensation income upon the grant of an incentive stock option or upon the exercise of an incentive stock option. (For alternative minimum tax, or AMT, purposes, the amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price is considered income subject to the AMT.) Instead, the tax is generally deferred until the holder sells the stock, at which time the holder is taxed on the entire gain. As long the sale is at least two years after the incentive stock option was granted and at least one year after the incentive stock option was exercised, the gain will be taxed at the long-term capital gains rate. Otherwise, the sale is considered a “disqualifying disposition,” and the holder will be taxed as if the option was a non-qualified stock option.

     Tax Consequences to the Company. The grant of a stock option by us will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified stock option in an amount equal to the amount of ordinary income attributable to an eligible employee upon exercise.

     Withholding Taxes. We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an eligible employee who has been employed by us. We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery of transfer of any certificate for our common stock.

     Material Tax Consequences Outside the United States. The following is a discussion of the material tax consequences of the exchange of eligible options and the grant of new options pursuant to the exchange offer for eligible employees in Canada and the United Kingdom. The summaries do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of eligible employees. If you are a citizen or a resident of a country other than that where you are subject to tax, the information contained in the relevant country tax summary may not be applicable to you. The summaries also include other country-specific requirements that may affect your participation in the offer. You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in your country apply to your specific situation.

     (a) Canada Tax Consequences.

     Set forth below is a general summary of the potential Canadian federal income tax consequences of the exchange of eligible options and the grant of new options, and the Canadian federal income tax consequences of the new options when granted to you. The tax consequences of the exchange offer are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the information you may want to consider in making your decision. In addition, this summary is based upon the current provisions of the Income Tax Act (Canada), the related Income Tax Regulations, all specific proposals to amend the Income Tax Act (Canada) and related regulations publicly announced by or on behalf of the Minister of Finance (Canada) before the date of this exchange offer and the current published administrative practices of the Canada Revenue Agency.

     This summary does not take into account or anticipate any other changes in law and does not take into account provincial or territorial tax consequences or the tax laws of a country other than Canada. If the laws, or interpretations of the laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. In addition, different tax consequences may apply under Canadian provincial tax laws. These Canadian federal income tax laws and regulations apply to Eligible Employees who are residents of Canada for the purposes of the Income Tax Act (Canada). Also, if you are a citizen or resident of a country other than Canada, the information contained in this summary may not be applicable to you. You are encouraged to talk to your own tax advisor regarding the tax implications of participating in the exchange offer.

     Option Exchange Program. The exchange of eligible options for new options may be governed by certain rules in the Income Tax Act (Canada) which provide for a non-taxable exchange of options. If these rules do not apply, the cancellation of the eligible options will be considered a disposition for Canadian tax purposes. You will be required to include the value of the consideration received for the cancellation of the eligible options in computing income from employment. It is likely that the value of the consideration will be nil because the exercise price of the new options will be equal to the fair market value of the Company's stock on the date that the new options are granted.

     Exercise of new option. When you acquire stock on the exercise of a new option, the amount, if any, by which the fair market value of the stock at that time exceeds the amount paid to acquire the stock is deemed to be a taxable benefit. If certain conditions relating to the terms of the stock, the exercise price under the new option and the absence of non-arm’s length dealings are met, you may claim a deduction of 50% of the taxable benefit. This taxable benefit will be included in computing your income in the year of exercise unless you elect, pursuant to a prescribed form, to defer taxation until you dispose of the shares. To benefit from this deferral of taxation, you must be entitled to the 50% deduction of the taxable benefit, own less than 10% of the issued shares of any class of the Company or of a related corporation (including shares held by any persons with whom you are not dealing at arm’s length) and at the time of acquisition, the shares must be listed on a prescribed foreign stock exchange under the Income Tax Regulations (Canada), such as the NASDAQ. The deferral is allowed only in respect of CDA $100,000 worth of optioned stock that is vested in any particular year.

     Securities Law Information. You will be permitted to sell shares issued upon the exercise of the new options provided that the sale of shares takes place outside Canada through the facilities of a stock exchange on which the shares are listed. When you sell shares acquired upon the exercise of the new options, you may be subject to capital gains tax, which represents 50% of the capital gain, that corresponds generally to the difference between the proceeds of disposition and the adjusted cost base.

     (b) United Kingdom Tax Consequences

     Option Exchange. You likely will not be subject to tax or national insurance as a result of the exchange of eligible options for the grant of new options.

     Grant of New Options. You will not be subject to tax or national insurance when the new options are granted to you.

     Exercise of New Options. When you exercise your new options you will be subject to income tax at your marginal tax rate on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will be responsible for income tax withholding under the Pay As You Earn system in relation to the income tax due on exercise and for paying to HM Revenue & Customs the income tax withheld on your behalf. If, for any reason, your employer is unable to withhold from you the income tax relating to the option exercise, you must make a payment of the tax to your employer within 90 days of the date of exercise of your new options; otherwise, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge payable by you.

     You will also be subject to employee’s national insurance contributions (“NICs”) on the spread upon exercise of your new options. If provided for in your new stock option documents, you will also be liable for the employer’s NICs arising upon exercise of your new options. Your employer will be responsible for withholding employee’s NICs and, if applicable, employer’s NICs and for paying the amount withheld to HM Revenue & Customs on your behalf.

     If your eligible options were granted between April 6, 1999 and May 19, 2000 inclusive, and the eligible options were underwater on November 7, 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of your new options. If your eligible options were granted prior to April 6, 1999, the exchange of eligible options for new options may have adverse NICs consequences when the new options are exercised, because options granted on or before April 6, 1999 were not subject to NICs. You should consult your tax advisor to confirm whether NICs will be due.

     Sale of Shares. When you subsequently sell the shares acquired upon exercise, you may be subject to capital gains tax, generally calculated by reference to the difference between the sale proceeds and the fair market value of the shares on the date of exercise. The capital gain on which tax is chargeable may be reduced by taper relief, based on the number of complete years you hold the shares from the date of acquisition before selling them and depending on whether you remain employed by the Company. Capital gains tax is payable on your total capital gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption.

     Withholding and Reporting. Your employer is required to withhold income tax, employee’s NICs and, if applicable, employer’s NICs, as described in the section “Exercise of New Options” above. Your employer also has to report the details of the offer, the new option grant and any exercises of your new options to HM Revenue & Customs on its Annual UK Revenue Tax Return, Annual Share Schemes Return and the Return of Benefits Return. In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new options and from the sale or disposal of shares on your personal UK Tax Return. You will be responsible for reporting and paying any taxes owed as a result of the sale of the shares.

     Additional Reporting Requirements. If you are a director or shadow director of a UK subsidiary of the Company and the UK subsidiary is not wholly owned by the Company, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in the Company and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your new options or sell shares acquired through exercise of your new options. This disclosure requirement also applies to any right or shares acquired by your spouse or child (under the age of 18).

     WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Section 14.	Extension of Exchange Offer; Termination; Amendment.

     We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible options tendered to us by disseminating notice of the extension to eligible employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act, as amended. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. U.S. Eastern Time on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of this Exchange Offer”), by disseminating notice of the termination to the eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of this Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and filed with the SEC as an amendment to the Schedule TO.

     If we materially change the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, and will depend on the facts and circumstances, including the relative materiality of such terms or information.

     In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

     (a) we increase or decrease the amount of consideration offered for the eligible options; or

     (b) we decrease the number of eligible options that may be tendered in the exchange offer.

Section 15.	Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Section 16.	Additional Information.

     With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this exchange offer is a part. This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether or not to tender your eligible options:

     (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

     (b) our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006;

     (c) our Current Report on Form 8-K, filed with the SEC on January 30, 2007, providing financial results for the quarter and year ended December 31, 2006;

     (d) our definitive Proxy Statement for our 2006 annual meeting of stockholders, filed with the SEC on April 4, 2006;

     (e) our Current Reports on Form 8-K, filed with the SEC on February 10, 2006, February 17, 2006, June 20, 2006, June 28, 2006, November 13, 2006 and December 20, 2006; and

     (f) the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 30, 2000, including any subsequent amendment or report filed for the purpose of updating such information.

     These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

     You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our common stock is listed for trading on the NASDAQ Global Market under the symbol “LGVN.” You can also inspect reports and other information that we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m. (Eastern Time) to:

LogicVision, Inc.
25 Metro Drive
San Jose, California 9511
Attention: Bruce M. Jaffe
Phone: (408) 453-0146
Email: optionexchange@logicvision.com

     The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Section 17.	Miscellaneous.

     We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

LogicVision, Inc.
February 7, 2007